STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement") is made as of the 10th day of January, 2000, by and among Airport Systems International, Inc., a Kansas corporation with its principal office at 11300 West 89th Street, Overland Park, Kansas, 66214 (the "Buyer"), DCI, Inc., a Kansas corporation with its principal office at 15301 W. 109th Street, Lenexa, Kansas 66219 (the "Company"), Chris I. Hammond, Larry C. Klusman and William D. Cook (collectively referred to herein as the "Sellers").

                                    RECITALS

      1. The Sellers own all of the issued and outstanding shares of the common stock, $1.00 par value per share, of the Company (the "Company Shares").

      2. The Buyer desires to purchase, and the Sellers desire to sell, the Company Shares and certain intangible assets owned by them and relating to the business of the Company for the consideration set forth below, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. PURCHASE AND SALE OF THE COMPANY SHARES AND INTANGIBLE ASSETS

     1.1 PURCHASE OF THE COMPANY SHARES AND INTANGIBLE ASSETS FROM THE SELLERS. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"):

          (a) the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Sellers, all of the Company Shares; and

          (b) the Sellers shall sell, assign and deliver to Buyer and Buyer shall purchase and accept from Sellers, all of Seller's right, title and interest to all of the intangible assets necessary to conduct or used by Sellers in connection with the operation of the Company's business including, but not limited to, the ongoing business and customer relationships possessed by Sellers, Sellers' industry knowledge and Sellers' familiarity and relationships with suppliers (collectively referred to herein as the "Intangible Assets").

     1.2  PURCHASE PRICE FOR THE COMPANY SHARES AND INTANGIBLE ASSETS.

          (a) The consideration to be paid for the Company Shares and the Intangible Assets shall be the sum of Two Million Nine Hundred Thirty-Two Thousand Dollars ($2,932,000), subject to adjustment after Closing pursuant to Section 1.4(b) hereof (the "Purchase Price").

          (i) At Closing, Buyer shall pay to the Sellers the portion of the Purchase Price equal to $1,234,000 by wire transfer of immediately available funds to accounts designated by the Sellers; and

          (ii) At Closing, the Buyer shall issue to the Sellers shares of Buyer's common stock ("ASII Common Stock"), $.01 par value per share. Buyer shall deliver a certificate or certificates representing 150,000 shares of ASII Common Stock, to be allocated among the Sellers as instructed by the Sellers and imprinted with the Sellers' names.

          (iii) At Closing, the Buyer shall deliver to Seller a four-year promissory note in the amount of $1,248,000 (the "Note"). The Note shall be secured by a second position on the assets of DCI which second position shall be subordinated to any security interests granted at Closing or any future security interest granted on such assets for cash committed to Buyer on any future financings, and shall bear interest (payable quarterly) at eight percent (8%) with principal payable semi-annually in eight (8) equal payments of $156,000. The Note shall also be secured by a third position on the assets currently owned by KHC of Lenexa L.L.C. (the "KHC Assets"), which third position shall be subordinated as described above and shall be subordinated to the security interests for industrial revenue bond financing currently in place. In addition, the Note shall require payment in full upon the occurrence of a change of control, as therein defined.

     1.3 CLOSING. The Closing shall take place at the offices of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1100, Kansas City, Missouri 64108 at 10:00 a.m., local time, on February 4th, 2000, or at such other place, time or date as may be mutually agreed upon in writing by the parties (such date and time being referred to herein as the "Closing Date"). The transfer of the Company Shares and the ASII Common Stock shall be deemed to occur at 10:00 a.m., central standard time, on the Closing Date.

     1.4 ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Purchase Price shall be allocated among the Company Shares and the Intangible Assets in a manner mutually acceptable to the parties and as set forth on SCHEDULE 1.4 attached hereto.

     1.5 DELIVERY OF SHARES. At the Closing, Sellers shall deliver to the Buyer certificates evidencing the Company Shares duly endorsed in blank or with stock powers duly executed by the Sellers.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH OF THE SELLERS

     The Company and each of the Sellers hereby represents and warrants to the Buyer as follows:

     2.1 TITLE TO SHARES. The Sellers have good and marketable title to the Company Shares which are to be transferred to the Buyer by the Sellers pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.


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

     2.2 AUTHORITY. The Sellers have the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Company Shares to be sold by the Sellers hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Sellers good and marketable title to the Company Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

     2.3 EXECUTION AND DELIVERY. The Sellers are not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Sellers or the transfer, conveyance and sale of the Company Shares to be sold by the Sellers to the Buyer pursuant to the terms hereof.

     2.4 BROKERS. No broker or finder has acted for the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Sellers.

     2.5 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of 500 shares of common stock, $1.00 par value per share, of which 300 shares are issued and outstanding on the date hereof and held of record and beneficially by the Sellers in the amounts allocated as set forth on SCHEDULE
2.5 attached hereto. All such issued and outstanding shares of common stock have been and, on the Closing Date, will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth in SCHEDULE
2.5 attached hereto, there are not, and on the Closing Date there will not be, outstanding (a) any options, warrants or other rights to purchase from the Company any capital stock of the Company, (b) any securities convertible into or exchangeable for shares of such stock; or (c) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company.

     2.6 ORGANIZATION AND STATUS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company has all requisite corporate power to own its properties and carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties make such qualification necessary. The jurisdictions where the Company is so qualified are set forth in SCHEDULE 2.6. Complete and correct copies of the Articles of Incorporation and By-Laws, each as amended to the date hereof, for the Company are set forth in SCHEDULE 2.6.

     2.7 NO SUBSIDIARIES OR AFFILIATED ENTITIES. Except as set forth in SCHEDULE 2.7, the Company does not own an equity interest representing 50 percent or more of the capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

     2.8 AUTHORIZATION. The execution and delivery by the Company of this Agreement and the agreements to be executed by the Sellers and/or the Company hereunder and to be


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

delivered by the Sellers and/or the Company at Closing, and the consummation by the Company and Sellers of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action and necessary shareholder approval (none of which actions or approvals has been modified or rescinded and all of which actions and approval are in full force and effect.) This Agreement has been duly executed by the Company and the Sellers. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or the Sellers is a party constitute the valid and legally binding obligations of the Company and the Sellers, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Sellers of this Agreement and the agreements provided for herein, and the consummation by the Company and the Sellers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or the Sellers; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or the Company Shares pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers or any of their respective properties is or may be bound. SCHEDULE 2.8 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation of the transactions contemplated by this Agreement.

     2.9 FINANCIAL STATEMENTS.

          (a) The Sellers has previously delivered to the Buyer the unaudited balance sheet of the Company as of December 31, 1998 and 1997 (the "Prior Year Balance Sheets") and the related statements of income, shareholder's equity, retained earnings and changes in financial condition of the Company for the fiscal year then ended (collectively, the "Prior Year Financial Statements"). The Sellers have also delivered to the Buyer, prior to the Closing Date, the unaudited balance sheet of the Company as of September 30, 1999 (the "Current Balance Sheet") and the related statements of income, shareholder's equity, retained earnings and changes in financial condition of the Company for the three-month period then ended (collectively, the "Current Financial Statements"). The Prior Year Financial Statements and the Current Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles, applied consistently, with past practices and have been (or will be) certified by the Company's chief financial officer. The date of the Prior Year Balance Sheets is hereinafter referred to as the "Balance Sheet Date."

          (b) To the best knowledge of the Sellers, the Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by the Company, the Financial Statements contain and reflect adequate reserves consistent with previous reserves taken for all reasonably anticipated



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

     material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

     2.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
SCHEDULE 2.10 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, to the best knowledge of the Sellers, the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company taken as a whole. For purposes of this Agreement, "material" means any amount in excess of $25,000.

     2.11 LITIGATION. Except as set forth on SCHEDULE 2.11 attached hereto, (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the best knowledge of the Sellers, threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Sellers, there is no basis for any such action, suit or proceeding; (b) neither the Company, nor, to the best knowledge of the Sellers, any officer, director or employee of any of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency related to the Company. Except as set forth on SCHEDULE 2.11 attached hereto, there is no action, suit or proceeding to which one or more of the Sellers is a party that may impact the contemplated transactions or the Company Shares.

     2.12 INSURANCE. SCHEDULE 2.12 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers' compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1997. True, correct and complete copies of all Insurance Policies have been previously delivered by the Sellers or the Company to the Buyer. The Insurance Policies are in full force and effect and are in amounts of a nature which are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under the Insurance Policies. Except as set forth on SCHEDULE 2.12, the Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1999 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Sellers, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on SCHEDULE 2.12, the Company does not have has any outstanding claims or any dispute with any

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

insurance carrier regarding claims, settlements or premiums, and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets owned or leased by, the Company.

     2.13 PERSONAL PROPERTY. SCHEDULE 2.13 attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $2,500; or not owned by the Company but in the possession of or used in the business of the Company and having rental payments therefor in excess of $250 per month or $3,000 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except as disclosed in SCHEDULE 2.13:

          (a) The Company has good and marketable title to each item of Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

          (b) No officer, director, employee nor any of the Sellers of the Company nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in SCHEDULE 2.13;

          (c) Each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

          (d) The Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business, and normal maintenance has been consistently performed with respect to the Personal Property; and

          (e) The Company owns or otherwise has the right to use all of the Personal Property now used by it in the operation of its business or the use of which is necessary for the performance of any material contract, letter of intent or proposal to which it is a party.

     2.14 INTANGIBLE PROPERTY. SCHEDULE 2.14 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all items of intangible property owned by, or used in the business of, the Company, including, but not limited to, trade secrets, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible

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

Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in SCHEDULE 2.14:

          (a) The Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, and instruction and procedures manuals, used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

          (b) The Company has the right and authority to use the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

          (c) Neither the Company nor the Sellers have received notice of, or have any knowledge of any basis for, a pending or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the Company's operations, activities, products, services or publications infringes any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets or property rights of others;

          (d) There are no outstanding, nor to the best knowledge of the Sellers, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in SCHEDULE 2.14 or with respect to infringement by a third party of any of the Intangible Property;

          (e) The Intangible Property owned or licensed by the Company is sufficient to conduct the Company's business as presently conducted;

          (f) The Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property; and

          (g) No officer, director, employee nor any of the Sellers of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property.

     2.15 LEASES. SCHEDULE 2.15 attached hereto sets forth (a) a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (collectively, the "Leases"). The real property that is the subject of all such Leases shall be referred to herein as the "Real Estate." True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Sellers or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on SCHEDULE 2.15, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on
SCHEDULE 2.15, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any

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Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on SCHEDULE 2.15, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on SCHEDULE 2.15, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

     2.16 INVENTORY. SCHEDULE 2.16 attached hereto sets forth a summary of the inventory of the Company (the "Inventory"), with aggregate dollar amounts for each category of Inventory, as of the date hereof. The Inventory consists of items of a quality and quantity which are usable or saleable, without discount, in the ordinary course of the business conducted by the Company, assuming sales are at current levels. The value of all items of obsolete materials and of materials of below standard quality have been written down to realizable market value and the values at which such inventory is carried reflect the normal Inventory valuation policy of the Company of stating Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

     2.17 ACCOUNTS RECEIVABLE. SCHEDULE 2.17 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within 90 days after the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

     2.18 TAX MATTERS.

          (a) Except as set forth on SCHEDULE 2.18 attached hereto:

               (i) within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

               (ii) the Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

               (iii) all tax returns filed by the Company for the taxable years ending December 31, 1994 through December 31, 1998 constitute complete and accurate representations of the tax liabilities of the Company for such years and accurately set forth all items (to the extent required to be included or reflected in such

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

          returns) relevant to their future tax liabilities, including the tax bases of their properties and assets;

               (iv) the Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

               (v) no examinations of the federal, state, local or foreign tax returns of the Company is currently in progress nor, to the best knowledge of the Sellers, threatened, and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

               (vi) the Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") relating to collapsible corporations nor has the Company agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section (f) asset (as such term is defined in Section 341(f)(4) of the Code); and

               (vii) since January 1, 1996, the Company has not participated in or cooperated with an international boycott, within the meaning of
          Section 999 of the Code, nor has the Company had operations which are or may hereafter become reportable under Section 999 of the Code.

          (b) SCHEDULE 2.18 attached hereto sets forth those taxable years for which the tax returns of the Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities. No issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, local or foreign tax returns which the Sellers reasonably believe may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the Company.

     2.19 BOOKS AND RECORDS. The general ledgers and books of account of the Company and all federal, state and local income, franchise, property and other tax returns filed by the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     2.20 CONTRACTS AND COMMITMENTS.

          (a) SCHEDULE 2.20 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

               (i) All loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is

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

          bound including but not limited to, the Company's third party loans with Bank of America;

               (ii) All pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

               (iii) All contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve aggregate payments or receipts by the Company of more than $2,500 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

               (iv) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

               (v) All agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

               (vi) All contracts, agreements or other understandings or arrangements between the Company and the Sellers (including, but not limited to, any tax sharing arrangements) or their affiliates;

               (vii) All leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

               (viii) All contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous);

               (ix) All contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company or any of its employees; and

               (x) Any other material agreements or contracts entered into by the Company.

     (b) Except as set forth on SCHEDULE 2.20:


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


               (i) Each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

               (ii) The Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof; and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

               (iii) The Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

               (iv) To the best knowledge of the Sellers, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

               (v) There are not and, since January 1, 1998, have not been, any claims of a non-routine nature relating to the Company by customers of the Company;

               (vi) The Company is not restricted by any Contract from carrying on its business anywhere in the world;

               (vii) The Company does not have any written or oral contracts to sell products or perform services that are expected to be performed at, or to result in, a loss;

               (viii) The Company has not experienced any shortages of components or other supplies (collectively "Supplies") or qualified employees within the 12-month period preceding the date hereof, and the Company has on hand, or has reason to believe it can timely obtain, a sufficient quantity of Supplies and employees to satisfy all outstanding orders heretofore received and all orders anticipated to be received from the date hereof through the Closing Date; and (ix) The Company has not experienced any shortages of raw materials ("Raw Materials") within the 12-month period preceding the date hereof, and the Company has on hand, or has reason to believe it can timely obtain, a sufficient quantity of Raw Materials to satisfy all outstanding orders heretofore received and all orders anticipated to be received through the Closing Date.

          (c) True, correct and complete copies of all Contracts have previously been delivered by the Company or the Sellers to the Buyer.

     2.21 COMPLIANCE WITH AGREEMENTS AND LAWS.

          (a) The Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). SCHEDULE 2.21 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Sellers to the Buyer. The Company has not received written notice that it is in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. To the best knowledge of the Sellers, the business of the Company as conducted since January 1, 1998 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices, including the Foreign Corrupt Practices
     Act), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company. Except as set forth on
     SCHEDULE 2.21, the Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

     2.22 ENVIRONMENTAL.

          (a) For purposes of this Section:

               (i) "Hazardous Materials" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is:
          (i) defined as a "pollutant" pursuant to 33 U.S.C. Section 1362(6);
          (ii) defined as a "hazardous waste" pursuant to 42 U.S.C. Section 6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C.
          Section 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C. Section 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C. Section 9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

               (ii) "Environmental Laws and Regulations" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution, nuisance, health, safety or the environment including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 ET SEQ.;
          (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1101 ET SEQ.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ.; (v) the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 ET SEQ.;
          (vi) the Solid

          Waste Disposal Act, 42 U.S.C. Sections 6901 ET SEQ.; (vii) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET seq.; (viii) Laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

          (b) To the best knowledge of Sellers, the operations and activities of Sellers and the Company have complied, and until the Closing Date will comply, in all respects, with all Environmental Laws and Regulations.

          (c) To the best knowledge of Sellers, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or threatened against the Sellers or the Company relating in any way to any Environmental Laws and Regulations.

          (d) Neither the Sellers nor the Company have received notice or indication from any Governmental Authority or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by or resulting from any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous Materials.

     2.23 EMPLOYEE RELATIONS.

          (a) To the best knowledge of Sellers, the Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (b) To the best knowledge of Sellers, except as set forth on SCHEDULE
     2.23 attached hereto:

               (i) None of the employees of the Company is represented by any labor union;

               (ii) There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

               (iii) There is no pending labor strike or other material labor trouble affecting the Company (including, without limitation, any organizational drive);

               (iv) There is no material labor grievance pending against the Company;

               (v) There is no pending union representation effort respecting the employees of the Company;

               (vi) There are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the best knowledge of the Sellers, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

               (vii) The Company does not have any continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

          (c) The Company has provided to the Buyer a true, correct and complete list of the current payroll of the Company, including the job descriptions and salary or wage rates for each department manager, showing separately for each such person the amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 1998.

          (d) For purposes of this Section 2.23, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company.

     2.24 EMPLOYEE BENEFIT PLANS.

            (a) EMPLOYEE PLANS. SCHEDULE 2.24 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not ("Employee Plans"), relating to the employees of the Company, or maintained at any time since January 1, 1997 by the Company or by any member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Company Employee Plans") of which it is or has been a member which shall be referred to herein as a "Member of the Controlled Group") and, except as set forth on SCHEDULE 2.24, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan. The Company has not contributed to, and does not have any past or present obligation to contribute to, any stock option or stock purchase plan or other plan designed to hold the stock of the Company or any of its affiliates. No employee of the Company participates in an Employee Plan that is sponsored or maintained by an entity other than the Company and no one other than Company employees and their beneficiaries or dependents participate in an Employee Plan sponsored or maintained by the Company.

          (b) PROHIBITED TRANSACTIONS. Neither the Company nor any of its directors, officers, employees or agents, or any "party in interest" or "disqualified person", as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
     Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
     Section 4975 of the Code.

          (c) COMPLIANCE. To the best knowledge of Sellers, with respect to all Company Employee Plans, the Company is in compliance with the terms of the plans and the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Company Employee Plans. To the best knowledge of Sellers, the Company has in all respects performed all obligations required to be performed by it under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Company Employee Plans. Except as set forth on SCHEDULE 2.24, none of the Company Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation with respect to any Company Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA); nor has any Company Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; nor has the Company failed to pay any amounts due and owing as required by the terms of any Company Employee Plan; nor has there been any "reportable event" within the meaning of
     Section 4043(b)(l)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Company Employee Plan, other than as disclosed herein or on accompanying schedules.

          (d) MULTI EMPLOYER PLANS. Except as set forth on SCHEDULE 2.24, neither the Company nor any Member of the Controlled Group has ever been obligated to contribute to any "multi employer plan", as such term is defined in Section 3(37) of ERISA. Neither the Company nor any Member of the Controlled Group has any "withdrawal liability", as computed under
     Section 4211 of ERISA, with respect to any such plan and the Company and each Member of the Controlled Group has made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or any Member of the Controlled Group, the Buyer, or their affiliates, officers, employees or directors with respect to such plan(s).

          (e) COPIES OF COMPANY EMPLOYEE PLANS AND RELATED DOCUMENTS. The Sellers or the Company have previously delivered to the Buyer true, correct and complete copies of all Company Employee Plans which have been reduced to writing and written descriptions of all Company Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Company Employee Plans, and the Summary Plan Description and all modifications thereto for each Company Employee Plan communicated to employees. With respect to each Company Employee Plan that is a "defined benefit plan", as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

          (f) QUALIFICATIONS. Each Company Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and copies of all determination letters with respect to each such Company Employee Plan have been previously delivered by the Sellers or the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Company Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Company Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting and disclosure requirements.

(g)   FUNDING STATUS.

               (i) There is no Company Employee Plan that is a funded Defined Benefit Plan.

               (ii) With respect to each Company Employee Plan which is a qualified profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Company Employee Plan terms and applicable law have been made by the Company.

               (iii) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company Employee Plan with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation.

          (h) CLAIMS AND LITIGATION. There are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or their affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Company Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

          (i) NO IMPLIED RIGHTS. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, its representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, the Company, or any successor or affiliate; nor shall the Buyer, the Company or their affiliates be precluded or prevented from terminating or amending any Company Employee Plan.

          (j) TRANSFER. The Company shall take any actions as may be necessary or appropriate in the reasonable opinion of the Buyer and the Buyer's counsel under all applicable laws and the terms of the Company Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Company Employee Plans assumed pursuant to this Agreement, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Company Employee Plans, together with all other Company Employee Plan assets. The Sellers shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Company Employee Plans to such Trustee(s) as may be appointed by the Buyer.

     2.25 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as set forth on SCHEDULE 2.25 attached hereto, since the Current Balance Sheet Date, the Company has not entered into any transaction that is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

               (i) incurred any material obligation or liability for borrowed money;

               (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than liabilities paid in the ordinary course of business;

               (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets;

               (iv) sold or purchased, agreed to sell or purchase, assigned or transferred any of its material, tangible assets or canceled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

               (v) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

               (vi) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company in excess of $5,000 in the aggregate, or waived any rights of any value;

               (vii) authorized any declaration or payment of dividends by the Company which is not wholly owned by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to the Sellers with respect to any shares of capital stock;

               (viii) authorized or issued recall notices for any of its products or initiated any safety investigations;

               (ix) received notice of any litigation, warranty claim or liability claim;

               (x) made any material change in the terms, status or funding condition of any Employee Plan, as defined in Section 2.24 hereof;

               (xi) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

               (xii) incurred any capital expenditure in excess of $2,500 in any instance or $10,000 in the aggregate except in relation to and in connection with the completion of the work in process in the clean room at the Lenexa facility;

               (xiii) made any material alteration in the manner of keeping the books, accounts or records of the Company or in the accounting practices therein reflected;

               (xiv) suffered any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company; or

               (xv) made any payments or distributions to the Sellers, any family member of the Sellers, or any entity controlled directly or indirectly by any of the Sellers, including as a dividend, accrued bonus, payment for outstanding shares or other rights in the Company, or otherwise.

          (b) Neither the Company nor the Sellers have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company.

     2.26 CUSTOMERS. SCHEDULE 2.26 attached hereto sets forth a true, correct and complete list of the names of each customer of the Company which accounted for more than 10 percent of the revenues of the Company in the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. Except as set forth on SCHEDULE 2.26, the Company has good customer relations and none of the customers of the Company has notified the Company that it intends to discontinue its relationship with the Company.

     2.27 SUPPLIERS. SCHEDULE 2.27 attached hereto sets forth a true, correct and complete list of (a) the names of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company in excess of $25,000 for the fiscal year ended December

31, 1998, and (b) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on SCHEDULE 2.27, (i) the Company has good relations with all of its suppliers, (ii) the Company is not more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier, and (iii) no sole source supplier has indicated an inability or unwillingness to supply significant goods or services for any product for the next twelve months.

     2.28 WARRANTY AND PRODUCT LIABILITY CLAIMS. SCHEDULE 2.28 attached hereto contains a true, correct and complete list of all warranty and liability claims made against the Company from January 1, 1997 through the date hereof and other than in the ordinary course of business and not material in amount, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof. To the best knowledge of Sellers, there exist no claims pending or threatened against the Company for injury to person, property, its employees or any third party suffered as a result of the sale of any product or the performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. To the best knowledge of Sellers, the Company has full and adequate insurance coverage for potential liability claims against it. The Buyer acknowledges that the Company will have an obligation to honor warranty and liability claims made against the Company after the Closing.

     2.29 PREPAYMENTS AND DEPOSITS. SCHEDULE 2.29 attached hereto sets forth all prepayments and deposits in excess of $5,000 received by the Company as of the date hereof from customers for products to be shipped or services to be performed after the Closing Date.

     2.30 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SELLERS. Except as set forth on SCHEDULE 2.30 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer, director or Seller of the Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered, accrued bonuses or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, Seller or affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     2.31 BANKING FACILITIES. SCHEDULE 2.31 attached hereto sets forth a true, correct and complete list of:

          (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

     2.32 POWERS OF ATTORNEY AND SURETYSHIPS. Except as set forth on SCHEDULE
2.32 attached hereto, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, consignor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.33 CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 2.33 attached hereto, no officer, director or any of the Sellers of the Company nor, to the best knowledge of the Sellers, any affiliate of any such person, now has or within the last three years had, either directly or indirectly:

          (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells, or during such period furnished or sold, services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company; or

          (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject.

     2.34 REGULATORY APPROVALS. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Sellers and the Company of this Agreement or any documents to be executed and delivered by the Sellers or the Company in connection herewith are set forth on SCHEDULE 2.34 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

     2.35 OFFICERS AND DIRECTORS. SCHEDULE 2.35 attached hereto sets forth the names of all of the officers and directors of the Company.

     2.36 REAL ESTATE. SCHEDULE 2.36 attached hereto sets forth a legal description of all real property owned by the Company or used in the conduct of the Company's operations as of the Closing Date. All such owned properties are free and clear of all Liens except for those Liens set forth in SCHEDULE 2.36 attached hereto. For the purposes of this paragraph, "Liens" shall mean any lien, pledge, mortgage, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any encumbrance.

     2.37 DISCLOSURE. The information concerning the Company and the Sellers set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Sellers and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

     2.38 YEAR 2000 ISSUES. Except as set forth on SCHEDULE 2.38, all aspects of the Company have been verified by the Company and the Sellers to be, and are, Year 2000 Compliant. As used in this Section, "Year 2000 Compliant" shall mean that any and all communications equipment, computer hardware (including but not limited to mainframe computers, personal computers, servers, telephone systems and related equipment), computer software, programming languages, code, electronic applications and systems (including but not limited to LANs, WANs, inter/intranet systems and client/server systems), programs, files, databases, chips, microprocessors and any and all electronic or mechanical functionalities in any way used in connection with, relied upon or relating to a specified subject matter (E.G., a business, product or service) accurately and completely process (in the manner intended, including but not limited to calculating, comparing and sequencing) on a timely basis any and all data which are in any way dependent upon usage of calendar dates, including but not limited to dates on or after January 1, 2000, or time.

     2.39 OMRON. Prior to Closing, any and all obligations of the Company pursuant to the terms and conditions of a certain License Agreement between Omron Corporation and Seller dated September 11, 1995 shall be paid in full.

     2.40 KTEC. Prior to Closing, any and all obligations of the Company pursuant to the terms and conditions of a certain Applied Research Matching Fund Agreement between the Company and Kansas Technology Enterprise Corporation ("KTEC") dated September 27, 1994 shall be paid in full.

     2.41 ADVANCED DISPLAY SYSTEMS, INC. Pursuant to the terms and conditions of a certain License Agreement between the Company and Advanced Display Systems, Inc. dated January 1, 1999, Gross Revenues (as such term is defined in such agreement) as of the current date are zero. There are no obligations or royalty payments due in accordance with the terms and conditions of such agreement, until year 2000 at which time a minimum royalty payment is due.

     3. REPRESENTATIONS OF THE BUYER

     The Buyer represents and warrants to the Sellers as follows:

     3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as now being conducted. The Buyer has full corporate power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Article of Incorporation and the Bylaws of the Buyer, as amended to date, are available to the Sellers, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 CAPITALIZATION OF THE BUYER. On the date hereof, the Buyer's authorized capital stock consists of 5,000,000 shares of common stock, $.01 par value, of which 2,230,500 shares are issued and outstanding. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

     3.3 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements to be executed by the Buyer hereunder and to be delivered by the Buyer at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and shareholder approval (none of which actions or approvals has been modified or rescinded and all of which actions and approval are in full force and effect. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. SCHEDULE
3.3 attached hereto sets forth a true, correct and complete list of all consent and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

     3.4 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     3.5 DISCLOSURE. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact.

     4. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

     4.1 ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.

          (a) From the date of this Agreement until the Closing Date, the Sellers and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, books and records of the Company so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The

     Sellers and the Company shall furnish to the Buyer such information as to the Company as the Buyer shall reasonably request.

          (b) If the Buyer, at its option and expense, elects within ten days following the date hereof, to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the Real Estate (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the Real Estate in violation of said laws, rules and regulations;
     (ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations; and (iii) does not contain any friable asbestos, the Sellers and the Company shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to the Real Estate and necessary records, and arranging interviews with employees of the Company.

          (c) The Sellers and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities. The Sellers' and the Company's authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company is necessary, the Sellers and the Company shall exercise their best efforts to obtain such a release.

     4.2 CONFIDENTIALITY.

          (a) The existence and terms of the transaction contemplated hereby and any information furnished by the Company, the Sellers or the Buyer to the other party or parties in connection therewith ("Confidential Information") shall be kept confidential by the receiving party and shall not be disclosed to any third party except as set forth in subsection (b) below; provided, however, that Confidential Information shall not include (i) information known to the receiving party when received or (ii) information that becomes generally available to the general public other than as a result of a disclosure by the receiving party or parties or any of its or their representatives in violation of this Agreement.

          (b) Confidential Information may be disclosed (i) to the respective directors, officers, employees, attorneys, accountants or financial advisors of the receiving party or parties who need to know such information for the purpose of consummating the transaction contemplated by this Agreement (it being understood that such representatives of a receiving party or parties shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially and in accordance with this Agreement), (ii) with the written consent of the disclosing party or parties, and (iii) as required by law pursuant to the terms of a subpoena, order, civil investigative demand, or similar process issued by a court of competent jurisdiction or by any governmental or regulatory body or agency.

          (c) In the event that the transaction contemplated by this Agreement is not consummated, each party agrees to return all physical manifestations of the Confidential Information in its possession to the party or parties furnishing such Confidential Information (including, to the extent reasonably practicable, all copies, extracts, or other reproductions thereof) and neither party or parties shall at any time thereafter, directly or indirectly, disclose to third parties or use any Confidential Information of the other party or parties.

     4.3 PUBLIC ANNOUNCEMENTS. The parties agree that, prior to the Closing Date, any and all general public pronouncements, other general public communications, and internal communications to the Company's employees, in each case concerning this Agreement and the purchase and sale of the Company Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company and the Buyer; provided, however, that the Buyer, without prior consultation with the Sellers or the Company, shall be entitled to file any and all public documents and make any and all public disclosures as may be required of it under applicable securities laws.

     5. PRE-CLOSING COVENANTS OF THE PARTIES

     5.1 CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date, except as otherwise contemplated by this Agreement, until the Closing, the Sellers shall cause the Company to operate and carry on its business only in the ordinary course consistent with past practices, and, without limiting the generality of the foregoing, pending the Closing:

          (a) PRESERVATION OF BUSINESS. The Sellers shall cause the Company to use its best efforts to preserve the properties, assets and goodwill of its business.

     5.2 ABSENCE OF MATERIAL CHANGES. Without limiting the generality of the covenants in Section 5.1, and without the prior written consent of the Buyer, the Company shall not:

          (a) take any action to amend its charter documents or bylaws;

          (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

          (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

          (d) declare or make any payment or distribution to the Sellers with respect to its stock or purchase or redeem any shares of its capital stock;

          (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

          (f) sell, assign, or transfer any of its assets, except for (i) inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost and (ii) the LCD manufacturing facility located at 14812 W. 117th Street, Olathe, Kansas 66062;

          (g) cancel any debts or claims, except in the ordinary course of business;

          (h) merge or consolidate with or into any corporation or other entity;

          (i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

          (j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

          (k) waive any rights of material value;

          (l) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

          (m) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

          (n) fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the Closing Date;

          (o) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

          (p) enter into any lease, contract, agreement or understanding;

          (q) incur any capital expenditure in excess of $5,000 in any instance or $20,000 in the aggregate except for those expenses related to and in connection with the completion of the work in process in the clean room at the Lenexa facility;

          (r) engage any new management level employee;

          (s) materially alter the terms, status or funding condition of any Employee Plan;

          (t) commit or agree to do any of the foregoing in the future; or

          (u) except as set forth on SCHEDULE 5.2 attached hereto, make any payments or distributions to the Sellers, any family member of any of the Sellers, or any entity controlled directly or indirectly by any of the Sellers.

     5.3 COMMUNICATIONS WITH CUSTOMERS, SUPPLIERS AND EMPLOYEES.

          (a) Unless instructed otherwise by the Buyer in writing, the Company will continue to accept customer orders and enter into agreements to provide services in the ordinary course of business and consistent with past practice for all products and services offered by the Company but expected to be shipped or rendered, as the case may be, after the Closing Date.

          (b) The Company and the Buyer will cooperate in communications with suppliers, customers and employees concerning the transfer of the Company Shares to the Buyer on the Closing Date.

     5.4 COMPLIANCE WITH LAWS. The Company will comply with all laws and regulations applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which they are bound.

     5.5 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Neither the Sellers nor the Company will take any actions that may result in any of the representations or warranties set forth in Sections 2 hereof being untrue.

      5.6 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, the Sellers will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; PROVIDED, that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

     5.7 EXCLUSIVE DEALING. Neither the Sellers nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Sellers and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or the Sellers.

     5.8 REPORTS, TAXES. The Company will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

     5.9 NO SECURITIES TRADING. Sellers acknowledges that Buyer is a publicly held company and that either (i) the improper dissemination of information concerning this Agreement and the transactions contemplated herein, or (ii) the trading in ASII Common Stock by any party to the Agreement or by any party receiving information concerning the Agreement or the transactions contemplated herein from any party to this Agreement prior to the proper public release or announcement of the Agreement could result in a violation of the Securities Exchange Commission's insider trading regulations. Sellers agree to refrain from disseminating such information or engaging in such trading without the prior written consent of Buyer.

     5.10 ACKNOWLEDGMENT OF RELATED DOCUMENTS.

          (a) The Sellers acknowledge and agree, in their individual capacity, that they shall, simultaneously with the execution of this Agreement, cause KHC of Lenexa, L.L.C. (a Kansas limited liability company wholly owned by the Sellers) ("KHC"), to execute a certain Asset Purchase Agreement by and between Company and KHC to be dated as of the Closing Date (the "Asset Purchase Agreement");

          (b) The parties acknowledge that the transactions contemplated by the Asset Purchase Agreement are vital to this Agreement and to the continued performance of the business activities and operations of Buyer; and

          (c) ASII, pursuant to the transaction contemplated herein, shall acquire 100% of the outstanding and issued shares of stock of the Company and ASII shall cause the Company to promptly execute the Asset Purchase Agreement immediately following the execution of this Agreement. The parties anticipate closing the Asset Purchase Agreement on the Closing Date.

     6. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS

     6.1 BEST EFFORTS. The Sellers, the Company and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions to Closing specified in this Agreement.

     6.2 FURTHER ASSURANCES. The Buyer and the Sellers shall each cooperate with each other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as another party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement.

     7. CONDITIONS TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Sellers shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Sellers and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

     7.2 PERFORMANCE BY THE SELLERS AND THE COMPANY. The Sellers shall have tendered to the Buyer certificates transferring all of the Company Shares duly endorsed or accompanied by duly executed stock powers (in blank) and with any required transfer stamps affixed.

     7.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Sellers or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

     7.4 CONSENT OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Sellers and the Company shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for the Sellers and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on SCHEDULE 2.8 attached hereto.

     7.5 BOARD OF DIRECTORS AND SHAREHOLDER APPROVAL. The Board of Directors and the shareholders (if necessary) of the Buyer shall have duly authorized the transactions contemplated by this Agreement.

     7.6 ADVERSE PROCEEDINGS. No action or proceeding by or before any court, administrative agency or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Company Shares or to own or operate the business of the Company after the Closing.

     7.7 OPINION OF COUNSEL. The Buyer shall have received an opinion of counsel to the Sellers and the Company dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

     7.8 UPDATE. The Company and the Sellers shall have provided the Buyer with a true, correct and complete list and amount, as of the last business day immediately preceding the Closing Date, of:

          (a) the Personal Property;

          (b) the Real Property Leases;

          (c) the Inventory;

          (d) the Accounts Receivable, including an aging thereof;

          (e) the Contracts;

          (f) trade accounts payable and accrued liabilities;

          (g) unfilled customer orders;

          (h) all shipments made during the period from the date of this Agreement to the Closing Date; and

          (i) long-term and short-term debt.

None of the information with respect to the items referred to in clauses (a) through (h) above shall be materially adverse from the information supplied by the Sellers as of the date hereof and, with respect to clause (i) above, none of such information shall reflect greater debt than is set forth in the Current Balance Sheet. For purposes of this Section 7.8, the term "materially adverse" shall mean any change, other than those specifically contemplated by or permitted pursuant to the terms of this Agreement, having an economic value in excess of $2,500.

     7.9 DUE DILIGENCE. The Buyer shall have been satisfied, in its sole and reasonable opinion, with the results of its investigation of the Company and the Sellers. Buyer's due diligence shall in no way limit Sellers' representations, warranties and agreements contained in this Agreement.

     7.10 NONCOMPETITION AGREEMENT. Mr. Cook shall have executed and delivered to Buyer a noncompetition agreement, substantially in the form attached hereto as Exhibit B (the "Noncompetition Agreement").

     7.11 EMPLOYMENT AGREEMENTS. Mr. Hammond and Mr. Klusman shall have executed and delivered to Buyer employment agreements, substantially in the form attached hereto as Exhibit C (the "Employment Agreements").

     7.12 EMPLOYMENT AGREEMENT OF LARRY SHELTON. Mr. Shelton shall have executed and delivered to Buyer an employment agreement, as agreed to by Mr. Shelton and Buyer, and on no less favorable economic terms to Mr. Shelton than he currently enjoys.

     7.13 FINANCING. Buyer shall have obtained financing on satisfactory terms and conditions to cover the obligations under Section 1.2.

     7.14 REGISTRATION. At Closing, the Sellers shall have executed and delivered a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the "Registration Agreement").

     7.15 COMPANY AND SELLERS' APPROVAL. The Company expressly waives its rights to purchase the stock of the Sellers and all other rights set forth in Section 26 of the Company's bylaws. Each of the Sellers hereby expressly consents to the sale of the Company Shares by both of the other Sellers.

     7.16 CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

          (a) the stock certificates representing the Company Shares duly endorsed in accordance with Section 1.1 of this Agreement;

          (b) such certificates of the Company's officers and of the Sellers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Buyer shall reasonably request;

          (c) certificates of the Secretary of State of the State of Kansas as to the legal existence and good standing (including tax) of the Company in Kansas;

          (d) a cross receipt executed by the Buyer and the Sellers;

          (e) such documents as are necessary to transfer to the Buyer control over all banking accounts and safety deposit boxes of the Company;

          (f) all blank stock certificates and the original stock transfer records, the minute book and the seal of the Company, all other books, records, surveys, data, documents, files and other information including books of account related to the operation of the Company's business, or its properties or assets and hard copies of any books or records or other documents or information relating to the operation of the Company's business or its properties or assets stored on any electronic media, including computers;

          (g) valid and binding resignations of all officers and directors of the Company as of the Closing Date;

          (h) duly executed Noncompetition Agreement;

          (i) duly executed Employment Agreements from Mr. Hammond, Mr. Klusman and Mr. Shelton; and

          (j) duly executed Registration Agreement.

     8. CONDITIONS TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Sellers.

     8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Sellers. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     8.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     8.4 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Sellers to transfer the Company Shares.

     8.5 CLOSING DELIVERIES. The Sellers shall have received at or prior to the Closing such documents, instruments or certificates as the Sellers may reasonably request including, without limitation:

          (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Sellers shall reasonably request;

          (b) payment of the Purchase Price, including a duly executed stock certificate or certificates for the number of shares of ASII Common Stock specified in Section 1.2 hereof;

          (c) duly executed Noncompetition Agreements;

          (d) duly executed Employment Agreements;

          (e) duly executed Registration Agreement;

          (f) a cross receipt executed by the Buyer and the Sellers; and

          (g) a release from all lenders to the Company releasing the Sellers from any and all personal liability they may have related to loans made to the Company.

     9. INDEMNIFICATION

     9.1 BY THE SELLERS AND THE COMPANY. If the Closing occurs, the Sellers and the Company hereby indemnify and hold harmless the Buyer, from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following:

          (a) any material misrepresentation or breach of any representation or warranty made by the Sellers and the Company in this Agreement;

          (b) any material breach of any covenant, agreement or obligation of the Sellers and the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

          (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Sellers and the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) any claim relating to the Company's business or operation prior to the Closing Date, other than any warranty or other claim relating to a product manufactured or sold by the Company prior to the Closing Date.

     9.2 BY THE BUYER. If the Closing occurs, the Buyer hereby indemnifies and holds harmless the Sellers and the Company, from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following:

          (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement;

          (b) any breach of any covenant, agreement or obligation of the Sellers contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

          (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) any claim relating to (i) products manufactured or sold by the Company after the Closing Date or (ii) the Company's business or operation after the Closing Date.

     9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 9, the Buyer, the Sellers or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The

Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnification Party as provided in Section 9.3.

     9.4 DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assume the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall thereafter be entitled to participate in and assume control of the defense of any such action if the Indemnified Party has a reasonable basis for concluding that its interests would be better served. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party do not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party or the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     9.5 PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification by the Buyer, Sellers or the Company hereunder, as the case may be (to the extent not satisfied in the manner specified in the preceding sentence), and any indemnification by the Sellers, Buyer or the Company, as the case may be, if the Closing does not occur, shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. Buyer shall, in addition to other remedies then available to it, have the right to offset the amount of such indemnification claim against payments due from Buyer to Seller. Buyer shall only be entitled to receive payment for Losses for which it is otherwise entitled to be compensated under this Section 9 to the extent such Losses in the aggregate exceed $25,000 (the "Basket Amount"). If such Losses in the aggregate exceed the Basket Amount, Buyer shall be entitled to payment of all losses pursuant to this Section 9 that are in excess of the Basket Amount.

     9.6 SURVIVAL OF REPRESENTATIONS. All representations and warranties made by the Sellers and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, excluding those listed below, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of eighteen months. The representations and warranties provided in
Section 2.18 shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of three (3) years. The representations and warranties provided in Section 2.22 shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of five (5) years.

     10. TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES

     10.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., local time, on January 31, 2000, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Sellers.

     10.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Sellers under this Agreement, and the Sellers shall have no further obligation or liability to the Buyer under this Agreement.

     10.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Sellers if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Sellers, the Company or the failure of the Sellers, or the Company to perform any condition or obligation hereunder.

     10.4 AVAILABILITY OF REMEDIES AT LAW. In the event this Agreement is terminated by the Buyer or the Sellers, pursuant to the provisions of this
Section 10, the parties hereto shall have available to them all remedies afforded to them by applicable law.

     11. NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express, registered or certified mail, facsimile, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

            To the Buyer:

                  Airport Systems International, Inc.
                  11300 W. 89th Street
                  Overland Park, Kansas  66214
                  Facsimile No.:  (913) 492-0870
                  Attention:  Thomas C. Cargin
                              Vice President and Chief Financial Officer

            With a copy to:

                  Blackwell Sanders Peper Martin LLP
                  Two Pershing Square, Suite 1000
                  2300 Main Street
                  P.O. Box 419777
                  Kansas City, Missouri  64141-6777
                  Facsimile No.:  (816) 983-8080
                  Attention:  Steven F. Carman

            To the Sellers:

                  Mr. Chris Hammond
                  15301 W. 109th Street
                  Lenexa, Kansas  66219
                  Facsimile No.: (913) 982-5766


            With a copy to:

                  Mr. James R. Hubbard
                  Norton, Hubbard, Ruzicka & Kramer L.C.
                  130 North Cherry
                  Olathe, Kansas  66051
                  Facsimile No.: (913) 782-2012


Unless otherwise specified herein, such notices or other communications shall be deemed (a) received on the date delivered, if delivered personally, (b) effective upon confirmation of transmission, if by facsimile, or (c) received three business days after being sent, if sent by registered or certified mail.

     12. SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Sellers and the Company on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement and its rights and interests hereto to a financial lending institution without the prior consent of the Sellers or the Company. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Sellers, or the Company from any obligation or liability under this Agreement.

     13. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

          (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Sellers may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and such majority of the Sellers.

          (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     14. SEVERABILITY

     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     15. EXPENSES

     Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Sellers on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Sellers including, without limitation, the fees and expenses of counsel to the Sellers, be billed to or paid by the Company. The Sellers shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Company Shares owned by the Sellers.

     16. HEALTH INSURANCE

      For a period of six years following the Closing Date, Buyer shall use commercially reasonable efforts to make available to William D. Cook, at Mr. Cook's expense, the family group medical insurance coverage generally available from time to time to the employees of the Company.

     17. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

     18. SECTION HEADINGS

     The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     19. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                              AIRPORT SYSTEMS INTERNATIONAL, INC.


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________

                              DCI, INC.


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________

                              SELLERS


                              ________________________________
                              Chris I. Hammond


                              ________________________________
                              William D. Cook


                              ________________________________
                              Larry C. Klusman

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                   DCI, INC.,

                  CHRIS HAMMOND, WILLIAM COOK, LARRY KLUSMAN

                                       AND


                       AIRPORT SYSTEMS INTERNATIONAL, INC.

                                TABLE OF CONTENTS


1. PURCHASE AND SALE OF THE COMPANY SHARES AND INTANGIBLE ASSETS.............1

   1.1 PURCHASE OF THE COMPANY SHARES AND INTANGIBLE ASSETS FROM THE
   SELLERS...................................................................1

   1.2 PURCHASE PRICE FOR THE COMPANY SHARES AND INTANGIBLE ASSETS...........2

   1.3 CLOSING...............................................................2

   1.4 ALLOCATION OF PURCHASE PRICE..........................................2

   1.5 DELIVERY OF SHARES....................................................2


2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH OF THE SELLERS.....3

   2.1 TITLE TO SHARES.......................................................3

   2.2 AUTHORITY.............................................................3

   2.3 EXECUTION AND DELIVERY................................................3

   2.4 BROKERS...............................................................3

   2.5 CAPITALIZATION OF THE COMPANY.........................................3

   2.6 ORGANIZATION AND STATUS OF THE COMPANY................................3

   2.7 NO SUBSIDIARIES OR AFFILIATED ENTITIES................................4

   2.8 AUTHORIZATION.........................................................4

   2.9 FINANCIAL STATEMENTS..................................................4

   2.10 ABSENCE OF UNDISCLOSED LIABILITIES...................................5

   2.11 LITIGATION...........................................................5

   2.12 INSURANCE............................................................5

   2.13 PERSONAL PROPERTY....................................................6

   2.14 INTANGIBLE PROPERTY..................................................7

   2.15 LEASES...............................................................8

   2.16 INVENTORY............................................................8

   2.17 ACCOUNTS RECEIVABLE..................................................8

   2.18 TAX MATTERS..........................................................9

   2.19 BOOKS AND RECORDS...................................................10

   2.20 CONTRACTS AND COMMITMENTS...........................................10

   2.21 COMPLIANCE WITH AGREEMENTS AND LAWS.................................12

   2.22 ENVIRONMENTAL.......................................................12

   2.23 EMPLOYEE RELATIONS..................................................13

   2.24 EMPLOYEE BENEFIT PLANS..............................................14

   2.25 ABSENCE OF CERTAIN CHANGES OR EVENTS................................17

   2.26 CUSTOMERS...........................................................19

   2.27 SUPPLIERS...........................................................19

   2.28 WARRANTY AND PRODUCT LIABILITY CLAIMS...............................19

   2.29 PREPAYMENTS AND DEPOSITS............................................19

   2.30 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SELLERS............20

   2.31 BANKING FACILITIES..................................................20

   2.32 POWERS OF ATTORNEY AND SURETYSHIPS..................................20

   2.33 CONFLICTS OF INTEREST...............................................20

   2.34 REGULATORY APPROVALS................................................20

   2.35 OFFICERS AND DIRECTORS..............................................21

   2.36 REAL ESTATE.........................................................21

   2.37 DISCLOSURE..........................................................21

   2.38 YEAR 2000 ISSUES....................................................21

   2.39 OMRON...............................................................21

   2.40 KTEC................................................................21

   2.41 ADVANCED DISPLAY SYSTEMS, INC.......................................22


3. REPRESENTATIONS OF THE BUYER.............................................22

   3.1 ORGANIZATION AND AUTHORITY...........................................22

   3.2 CAPITALIZATION OF THE BUYER..........................................22

   3.3 AUTHORIZATION........................................................22

   3.4 REGULATORY APPROVALS.................................................23

   3.5 DISCLOSURE...........................................................23


4. ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS..............................23

   4.1 ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.........................23

   4.2 CONFIDENTIALITY......................................................24

   4.3 PUBLIC ANNOUNCEMENTS.................................................24


5. PRE-CLOSING COVENANTS OF THE PARTIES AND THE COMPANY.....................25

   5.1 CONDUCT OF BUSINESS..................................................25

   5.2 ABSENCE OF MATERIAL CHANGES..........................................25

   5.3 COMMUNICATIONS WITH CUSTOMERS, SUPPLIERS AND EMPLOYEES...............26

   5.4 COMPLIANCE WITH LAWS.................................................27

   5.5 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES....................27

   5.6 CONTINUING OBLIGATION TO INFORM......................................27

   5.7 EXCLUSIVE DEALING....................................................27

   5.8 REPORTS, TAXES.......................................................27

   5.9 NO SECURITIES TRADING................................................27

   5.10 ACKNOWLEDGMENT OF RELATED DOCUMENTS.................................28


6. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS........................28

   6.1 BEST EFFORTS.........................................................28

   6.2 FURTHER ASSURANCES...................................................28


7. CONDITIONS TO OBLIGATIONS OF THE BUYER...................................28

   7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS
   AND THE COMPANY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS...............28

   7.2 PERFORMANCE BY THE SELLERS AND THE COMPANY...........................29

   7.3 GOVERNMENTAL APPROVALS...............................................29

   7.4 CONSENT OF LENDERS, LESSORS AND OTHER THIRD PARTIES..................29

   7.5 BOARD OF DIRECTORS AND SHAREHOLDER APPROVAL..........................29

   7.6 ADVERSE PROCEEDINGS..................................................29

   7.7 OPINION OF COUNSEL...................................................29

   7.8 UPDATE...............................................................29

   7.9 DUE DILIGENCE........................................................30

   7.10 NONCOMPETITION AGREEMENTS...........................................30

   7.11 EMPLOYMENT AGREEMENTS...............................................30

   7.12 EMPLOYMENT AGREEMENT OF LARRY SHELTON...............................30

   7.13 FINANCING...........................................................30


7.14 Registration...........................................................30

   7.15 COMPANY AND SELLERS' APPROVAL.......................................31

   7.16 CLOSING DELIVERIES..................................................31


8. CONDITIONS TO OBLIGATIONS OF THE SELLERS.................................31

   8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER;
   COMPLIANCE WITH COVENANTS AND OBLIGATIONS................................32

   8.2 CORPORATE PROCEEDINGS................................................32

   8.3 GOVERNMENTAL APPROVALS...............................................32

   8.4 ADVERSE PROCEEDINGS..................................................32

   8.5 CLOSING DELIVERIES...................................................32


9. INDEMNIFICATION..........................................................33

   9.1 BY THE SELLERS AND THE COMPANY.......................................33

   9.2 BY THE BUYER.........................................................33

   9.3 CLAIMS FOR INDEMNIFICATION...........................................33

   9.4 DEFENSE BY THE INDEMNIFYING PARTY....................................34

   9.5 PAYMENT OF INDEMNIFICATION OBLIGATION................................34

   9.6 SURVIVAL OF REPRESENTATIONS..........................................35


10. TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES....................35

   10.1 TERMINATION BY LAPSE OF TIME........................................35

   10.2 TERMINATION BY AGREEMENT OF THE PARTIES.............................35

   10.3 TERMINATION BY REASON OF BREACH.....................................35

   10.4 AVAILABILITY OF REMEDIES AT LAW.....................................35


11. NOTICES.................................................................35


12. SUCCESSORS AND ASSIGNS..................................................37


13. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS...............................37


14. SEVERABILITY............................................................37


15. EXPENSES................................................................37


16. HEALTH INSURANCE........................................................38


17. GOVERNING LAW...........................................................38


18. SECTION HEADINGS........................................................38


19. COUNTERPARTS............................................................38

Schedules to be provided by the Sellers and the Company:

Schedule 2.5 -   Capitalization of the Company
Schedule 2.7 -   Affiliated Entities
Schedule 2.10    -   Undisclosed Liabilities
Schedule 2.11    -   Litigation
Schedule 2.12    -   Insurance
Schedule 2.13    -   Personal Property
Schedule 2.14    -   Intangible Property
Schedule 2.15    -   Leases
Schedule 2.16    -   Inventory
Schedule 2.17    -   Accounts Receivable
Schedule 2.18    -   Tax matters
Schedule 2.20    -   Contracts
Schedule 2.23    -   Employee Relations

Schedule 2.24    -   Company Employee Plans
Schedule 2.25    -   Certain Changes and Events
Schedule 2.26    -   Customer List
Schedule 2.27    -   Suppliers
Schedule 2.28    -   Warranty and Product Liability Claims
Schedule 2.29    -   Prepayments and Deposits
Schedule 2.30    -   Affiliated Indebtedness
Schedule 2.31    -   Banking Facilities
Schedule 2.32    -   Powers of Attorney and Suretyships
Schedule 2.33    -   Conflicts of Interest
Schedule 2.34    -   Regulatory Approvals

Schedule to be provided by the Buyer:

Schedule 7.11    -   Employment Agreements

Exhibits



  A   -     Opinion of Sellers' Counsel
  B   -     Noncompetition Agreement
  C   -     Employment Agreements
  D   -     Registration Rights Agreement

                         INDEX OF CERTAIN DEFINED TERMS


      The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Accounts Receivable                                    Section 2.17
Affiliates                                             Section 2.20
Balance Sheet Date                                     Section 2.20
Closing                                                Section 1.1
Closing Date                                           Section 1.3
Code                                                   Section 2.18
Contracts                                              Section 2.20
Current Balance Sheet                                  Section 2.9
Current Financial Statements                           Section 2.9
Defined Benefit Plans                                  Section 2.24
Company Employee Plans                                 Section 2.24
ERISA                                                  Section 2.24
Financial Statements                                   Section 2.9
Insurance Policies                                     Section 2.12
Intangible Property                                    Section 2.14
Inventory                                              Section 2.16
Leases                                                 Section 2.15
1997 Balance Sheet                                     Section 2.9
Personal Property                                      Section 2.13
Purchase Price                                         Section 1.2
Real Estate                                            Section 2.36
Shares                                                 Section 1.1